Exhibit 99.1

Nektar Therapeutics Reports Financial Results for the Second Quarter of 2017

SAN FRANCISCO, Aug. 8, 2017 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2017.

Cash and investments in marketable securities at June 30, 2017 were $310.7 million as compared to $389.1 million at December 31, 2016. The cash balance does not include the $150 million upfront payment expected from Nektar's recently announced collaboration with Eli Lilly & Company for the development and commercialization of NKTR-358.

"Nektar has successfully achieved a number of important milestones in 2017," said Howard W. Robin, President and CEO of Nektar. "In July, we announced positive results from the human abuse potential study of NKTR-181, which followed the positive Phase 3 efficacy data earlier in the year.  The body of data for NKTR-181 shows that it could be a transformational pain medicine for the treatment of chronic pain and be a key building block in the nation's fight against the opioid abuse epidemic. Our new collaboration with Lilly for NKTR-358 enables the broad development of this first-in-class resolution therapeutic in multiple autoimmune conditions. Finally, in immuno-oncology, we are pleased to announce that we began dosing patients in the expansion stage of the PIVOT study of NKTR-214 with Bristol's OPDIVO, which will enroll up to 260 patients in eight target cancer indications."

Revenue in the second quarter of 2017 was $34.6 million as compared to $32.8 million in the second quarter of 2016. Year-to-date revenue for 2017 was $59.3 million as compared to $91.6 million in the first half of 2016. Revenue in the first half of 2016 was higher primarily because of the recognition of $28.0 million received from AstraZeneca for the sublicense of MOVENTIG® to Kirin in Europe.

Total operating costs and expenses in the second quarter of 2017 were $85.2 million as compared to $71.1 million in the second quarter of 2016. Total operating costs and expenses in the first half of 2017 were $164.4 million as compared to $139.5 million in the first half of 2016. Total operating costs and expenses increased primarily because of research and development (R&D) expense, which included the completion of Phase 3 clinical studies for NKTR-181.

R&D expense in the second quarter of 2017 was $60.3 million as compared to $52.4 million in the second quarter of 2016.  For the first half of 2017, R&D expense was $121.3 million as compared to $101.6 million in the first half of 2016.  R&D expense was higher in the second quarter and first half of 2017 as compared to the same periods in 2016 and includes increased expenses for our pipeline programs, including clinical development of NKTR-214 and NKTR-358 and preclinical activities for NKTR-262 and NKTR-255.

General and administrative (G&A) expense was $16.0 million in the second quarter of 2017 as compared to $11.0 million in the second quarter of 2016.  Q2 2017 G&A expense includes a $3.3 million charge for a litigation settlement related to a cross-license agreement.  G&A expense in the first half of 2017 was $28.0 million as compared to $21.3 million in the first half of 2016.

Net loss in the second quarter of 2017 was $59.9 million or $0.39 loss per share as compared to a net loss of $48.6 million or $0.36 loss per share in the second quarter of 2016.  Net loss was higher in Q2 2017 versus Q2 2016 primarily as a result of the litigation settlement expense and the increased R&D expense described above.  Net loss in the first half of 2017 was $123.7 million or $0.80 loss per share as compared to a net loss of $68.1 million or $0.50 loss per share in the first half of 2016.

The company also announced the following upcoming presentation:

ESMO 2017 Congress, Madrid, Spain:

  Poster 1212TiP: "PIVOT-02: A Phase 1/2, Open-label Multicenter, Dose Escalation and Dose Expansion Study of NKTR-214 and Nivolumab in Patients with Select Locally Advanced or Metastatic Solid Tumor Malignancies.", Diab, A., et al.
    Date: September 9, 2017, 13:15 - 14:15 p.m. Central European Summer Time

Conference Call to Discuss Second Quarter 2017 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Tuesday, August 8, 2017.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investors section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Friday, September 8, 2017.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 62434800 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investors page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar
Nektar Therapeutics is a research-based biopharmaceutical company whose mission is to discover and develop innovative medicines to address the unmet medical needs of patients. Our R&D pipeline of new investigational medicines includes treatments for cancer, auto-immune disease and chronic pain. We leverage Nektar's proprietary and proven chemistry platform in the discovery and design of our new therapeutic candidates. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India.

Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains uncertain or forward-looking statements which can be identified by words such as: "could," "plan," "expect," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential therapeutic benefits of and future development plans for our products (including NKTR-181, NKTR-358, and NKTR-214), the potential impact of NKTR-181 with respect to the opioid abuse epidemic, and the anticipated indications for future clinical trials.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements and you should not rely on such statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) clinical study outcomes remain very unpredictable and it is possible that a clinical study could fail; (ii) the regulatory pathway to review and approve pharmaceutical products is subject to substantial uncertainty; (iii) regulations concerning access to opioid-based pharmaceuticals are strict and there is no guarantee which scheduling category will apply to NKTR-181 if regulatory approval is achieved; (iv) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (v) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2017.  Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement.

Contact:

For Investors:
Jennifer Ruddock of Nektar Therapeutics
415-482-5585

Jodi Sievers of Nektar Therapeutics
415-482-5593

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2017	December 31, 2016(1)
Current assets:
Cash and cash equivalents	$16,149	$59,640
Short-term investments	249,398	329,462
Accounts receivable, net	4,114	15,678
Inventory	11,008	11,109
Other current assets	7,496	10,063
Total current assets	288,165	425,952

Long-term investments	45,160	—
Property, plant and equipment, net	64,929	65,601
Goodwill	76,501	76,501
Other assets	1,104	817
Total assets	$475,859	$568,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,241	$2,816
Accrued compensation	14,346	18,280
Accrued clinical trial expenses	6,683	7,958
Other accrued expenses	6,683	4,711
Interest payable	4,144	4,198
Capital lease obligations, current portion	2,706	2,908
Liability related to refundable upfront payment	12,500	12,500
Deferred revenue, current portion	13,373	14,352
Other current liabilities	5,937	4,499
Total current liabilities	72,613	72,222

Senior secured notes, net	244,336	243,464
Capital lease obligations, less current portion	1,056	2,223
Liability related to the sale of future royalties, net	101,897	105,950
Deferred revenue, less current portion	48,979	51,887
Other long-term liabilities	3,592	5,000
Total liabilities	472,473	480,746

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	15	15
Capital in excess of par value	2,150,019	2,111,483
Accumulated other comprehensive loss	(1,662)	(2,363)
Accumulated deficit	(2,144,986)	(2,021,010)
Total stockholders’ equity	3,386	88,125
Total liabilities and stockholders’ equity	$475,859	$568,871

(1) The consolidated balance sheet at December 31, 2016 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue:
Product sales	$15,693	$12,867	$20,449	$26,966
Royalty revenue	7,434	3,516	14,651	7,576
Non-cash royalty revenue related to sale of future royalties	6,638	8,115	13,301	14,650
License, collaboration and other revenue	4,824	8,270	10,916	42,457
Total revenue	34,589	32,768	59,317	91,649

Operating costs and expenses:
Cost of goods sold	8,989	7,708	15,120	16,578
Research and development	60,260	52,350	121,318	101,618
General and administrative	15,996	11,035	27,972	21,262
Total operating costs and expenses	85,245	71,093	164,410	139,458

Loss from operations	(50,656)	(38,325)	(105,093)	(47,809)

Non-operating income (expense):
Interest expense	(5,510)	(5,627)	(10,912)	(11,304)
Non-cash interest expense on liability related to sale of future royalties	(4,512)	(4,982)	(9,064)	(10,027)
Interest income and other income (expense), net	906	458	1,564	1,333
Total non-operating expense, net	(9,116)	(10,151)	(18,412)	(19,998)

Loss before provision for income taxes	(59,772)	(48,476)	(123,505)	(67,807)

Provision for income taxes	99	127	232	294
Net loss	$(59,871)	$(48,603)	$(123,737)	$(68,101)

Basic and diluted net loss per share	$(0.39)	$(0.36)	$(0.80)	$(0.50)

Weighted average shares outstanding used in computing basic and diluted net loss per share	155,352	136,350	154,514	136,072

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(123,737)	$(68,101)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to sale of future royalties	(13,301)	(14,650)
Non-cash interest expense on liability related to sale of future royalties	9,064	10,027
Stock-based compensation	16,283	12,627
Depreciation and amortization	8,287	7,634
Other non-cash transactions	(1,089)	(1,260)
Changes in operating assets and liabilities:
Accounts receivable, net	11,564	(7,830)
Inventory	101	1,084
Other assets	2,280	4,637
Accounts payable	3,221	17
Accrued compensation	(3,934)	6,465
Accrued clinical trial expenses	(1,275)	5,250
Other accrued expenses	2,388	2,831
Interest payable	(54)	(54)
Liability related to refundable upfront payment	—	12,500
Deferred revenue	(3,887)	(7,704)
Other liabilities	1,000	(725)
Net cash used in operating activities	(93,089)	(37,252)

Cash flows from investing activities:
Purchases of investments	(121,135)	(72,806)
Maturities of investments	147,558	107,363
Sales of investments	8,823	—
Purchases of property, plant and equipment	(6,344)	(3,234)
Net cash provided by investing activities	28,902	31,323

Cash flows from financing activities:
Payment of capital lease obligations	(1,369)	(3,517)
Proceeds from shares issued under equity compensation plans	22,016	9,643
Net cash provided by financing activities	20,647	6,126

Effect of exchange rates on cash and cash equivalents	49	(91)
Net (decrease) increase in cash and cash equivalents	(43,491)	106
Cash and cash equivalents at beginning of period	59,640	55,570
Cash and cash equivalents at end of period	$16,149	$55,676

Supplemental disclosure of cash flow information:
Cash paid for interest	$10,010	$10,448